EXHIBIT 10.48

                                  The WUMBLERS

                                    Deal Memo

1.    Licensor: Peak Entertainment Ltd. ("Licensor")

2.    Licensee: 4Kids Entertainment, Inc. ("4Kids")

3.    Series: The Wumblers ("Series")

4.    Territory: United States of America, its territories and possessions

5.    Term: March 7, 2005 - December 31, 2011

6.    Number of Episodes: Fifty-Two (52) 11-minute segments ("Episodes")

7.    TV Rights/Home Video Rights:

      (a) Licensor grants to 4Kids the exclusive right to exploit or license during the Term and in the Territory (i) the television broadcast rights in all forms of television including terrestrial, cable, satellite, internet streaming, webcasting, pay per view and video on demand (collectively "TV Rights"), and (ii) home video rights, in all formats now existing or hereafter invented, including but not limited to vhs, dvd, portable video players and personal viewing devices (collectively "HV Rights") to the Episodes and to any additional episodes of the Series as to which 4Kids has exercised its option pursuant to Paragraph 13 below ("Additional Episodes").

            The grant to 4Kids of TV Rights shall permit 4Kids and licensees of TV Rights to make an unlimited number of broadcasts of the Episodes and any Additional Episodes in all languages, whether over the television and internet outlets in the United States on which 4Kids controls the programming schedule or distribution method, such as "4Kids TV" on the Fox Network and www.4kids.tv ("4Kids Controlled Broadcasts") or over other media outlets in the Territory licensed by 4Kids. Revenues derived by 4Kids from 4Kids Controlled Broadcasts shall be retained 100% by 4Kids and shall not be included in Series Net Income as


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            defined below. Revenues derived by 4Kids for non-4kids controlled broadcasts in the Territory shall be divided thirty-five percent (35%) to 4Kids and sixty-five percent (65%) to Licensor.

            4Kids may distribute home videos of the Episodes and any Additional Episodes through its subsidiary company ("4Kids Home Video"). 4Kids Home Video shall pay Licensor a royalty of fifteen percent (15%) of net wholesale sale price if the wholesale price is greater than $10 per unit and ten percent (10%) of the net wholesale price if the wholesale price is $10 or less per unit. Such royalty shall not be considered part of Series Net Income and shall be paid directly to Licensor. It is 4Kids' intention to market home videos of the Series within the first year from the initial broadcast of the programs.

8.    Appointment of 4Kids as Merchandising Agent:

            Licensor appoints 4Kids as its exclusive agent in the Territory during the Term to represent all merchandising, publishing and promotional rights (including but not limited to accessories, apparel, domestics & linens, food & beverage, footwear, gifts & novelties, health & beauty aids, home furnishings, housewares, infant/ juvenile products, music & video, publishing, stationery & paper goods, video games & software, toys & games) (collectively the "Rights") to the Series and all characters and elements contained in the Series (collectively the "Property").

            In addition, Licensor hereby grants to 4Kids the non-exclusive right to represent and negotiate worldwide or multi-territory licenses ("World Licenses") All advances, royalties and guarantees from World Licenses negotiated by 4Kids shall be considered Series Net Income; provided, however, that all advances, royalties and guarantees from World Licenses negotiated by 4Kids that are allocated to outside the Territory or are attributable to sales outside the Territory shall be divided 15% to 4Kids and 85% to Licensor.


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9.    Broadcast Commitment:

            Provided that Licensor delivers the Episodes pursuant to the Delivery Schedule and Specifications attached hereto as Exhibit A and that the quality of the Episodes are on the same level as the pilot episode "Bertram's Birthday," 4Kids will use reasonable commercial efforts to cause the Series to be broadcast on network television in the Territory for a minimum of 52 broadcasts commencing on or before January 1, 2007

10. License Fee and Advance: 4Kids shall pay Licensor $250,000, $125,000 of which shall be considered a nonrefundable license fee ("License Fee") and $125,000 of which shall be considered as an advance against Licensor's share of Series Net Income ("Advance"). The License Fee and Advance shall be payable as follows: $4,807.00 per Episode upon delivery and acceptance by 4Kids of each of the Episodes. The Advance shall be recoupable by 4Kids as provided below.

11.   Division of Series Net Income:

            (a) Licensor shall receive 60% and 4Kids shall receive 40% of the Series Net Income from the exploitation of the HV Rights and the Rights to the Series in the Territory.

            (b) Series Net Income shall be defined as gross receipts from the exploitation or license by 4Kids of the HV Rights and the Rights , less (i) production costs for the adaptation and dubbing of the Episodes and any Additional Episodes into languages other than English, that are paid by 4Kids (ii) actual out of pocket expenses but not overhead expenses incurred by 4Kids in connection with the exploitation of the TV Rights and the Rights (such as the costs of producing, shipping and handling of broadcast tapes and related materials, the costs of creating style guide art and the distribution of same, a proportionate share of the cost of trade shows and trade ads, and the cost of consumer marketing efforts-such costs shall not exceed $35,000 for the style guide and $35,000 annually for the proportionate share of the costs of trade shows and trade ads and for the costs of consumer marketing, (iii) third party out of pocket syndication costs paid by 4Kids if the Episodes or any


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            Additional Episodes are syndicated in the U.S. (which third party syndication costs shall be submitted to Licensee for meaningful consultation before such costs are incurred) and (iv) Errors and Omissions insurance costs not to exceed $15,000 per year.

            Licensor's share of the Series Net Income shall be reduced by the Advance paid by 4Kids to Licensor until such time as 4Kids shall have recouped the total Advance paid by 4Kids to Licensor with respect to the Episodes and any Additional Episodes from Licensor's share of the Series Net Income.

            (c) For the avoidance of doubt, Series Net Income shall not include any advertising revenue received by 4Kids from the sale of advertising on any 4Kids Controlled Broadcasts.

12.   Accounting:

            4Kids shall be the payee of all Series Net Income and shall deliver to Licensor quarterly reports setting forth the Series Net Income within 30 days after the end of each calendar quarter during the Term. Each report will be accompanied by a check for any amount due Licensor. Licensor shall have the right to audit the books and records of 4Kids with respect to the Series Net Income.

13.   Option for Additional Episodes:

            Provided Licensor produces such additional episodes of the Series ("Additional Episodes"), 4Kids shall have successive annual options to license TV Rights and HV Rights to at least thirteen (13) Additional Episodes per broadcast season. Such license of Additional Episodes shall be on the same terms and conditions as the license of the original fifty-two (52) Episodes except that the License Fee shall be $2500 per Additional Episode and the Advance shall be $2500 per Additional Episode the payment of which payment shall be made on


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            delivery and acceptance by 4Kids of each Additional Episode. 4Kids shall notify Licensor of its exercise of the option by delivering a written notice to Licensor prior to the April 15th immediately preceding the September during which the new broadcast season commences, or within 30 days of being notified by Licensor that will be producing Additional Episodes, whichever is later. If Licensor does not produce Additional Episodes and 4Kids desires to produce such Additional Episodes, 4Kids shall have the right to do so on terms and conditions to be negotiated in good faith by the parties.

            (b) For each set of thirteen (13) Additional Episodes with respect to which 4Kids has exercised its option provided for in Paragraph 13
            (a) above, the Term and shall be extended by one (1) year.

14. Other Languages : In the event that Licensor has access to Spanish or French-language dubbed versions of the Episodes and Additional Episodes, Licensor shall supply with the audio tracks at no cost to 4Kids. At its option, 4Kids shall have the right to dub the Episodes and any Additional Episodes into other languages. Any dubbing production costs shall be treated as "off-the-top" expenses in the calculation of Series Net Income. In the event that 4Kids dubs the Episodes and Additional Episodes into other languages, it shall supply the audio tracks to Licensor for use outside the Territory.

15. Licensor Deliverables. Licensor shall deliver the following Materials for each Episode or Additional Episode subject to the Delivery Schedule and Specifications attached hereto as Exhibit A:

            1     NTSC Digibeta

            o     Tracks 1,2 Stereo Full English Mix

            o     Tracks 3,4 Stereo M&E only

            1     NTSC Digibeta


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            o     Tracks 1,2 Stereo Full English Mix

            o     Track 3 Mono Effects only

            o     Track 4 Mono English Dialogue only

            1 DA-88 audio tape with Time Code matching the Digibeta with the following track assignments:

            o     Tracks 1,2 Stereo Full Mix,

            o     Tracks 3,4 Stereo Effects only

            o     Tracks 5,6 Stereo Music only

            o     Tracks 7,8 Stereo English Dialogue only

            1 NTSC Digibeta with Textless opening and closing credits and bumpers.

            Licensor shall also deliver a digital style guide consisting of all style guide materials.

            4Kids shall have 30 days to review and accept the Materials for each Episode and Additional Episode, if any.

16. Reversion of Rights. At the end of the Term, all rights to the Series shall revert to Licensor.

17.   Representations:

            Licensor represents and warrants as follows:

            (i) Licensor has full power and authority to enter into and fully perform this Agreement and to grant the rights herein granted; and

            (ii) Licensor has not made, and shall not hereafter make, any commitment or agreement with respect to the Property in conflict with the terms of this Agreement and the Rights herein granted or optioned; and

            (iii) The exercise or license by 4Kids and/or its licensees in the Territory of any TV Rights, HV Rights and Rights to the Property does not now and shall not in the future infringe upon or violate the copyright rights, the trademarks, rights of privacy and/or other intellectual property rights of any third-party or, violate any other laws or regulations; and (iv) Except as specifically provided herein, no


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            payment of fees, including any rights fees, residuals fees or use fees, is due to any third party with respect to the Property or will arise from 4Kids' or its licensees' exploitation of any TV Rights, HV Rights and/or Rights to the Property in the Territory.

            (b) Licensor shall indemnify and hold harmless 4Kids, its affiliates and licensees, and their respective directors, officers, employees, agents and subagents, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from (i) the exploitation by 4Kids or its licensees of any of the TV Rights, HV Rights and Rights to the Property or (ii) any breach by Licensor of any of its representations, warranties, duties and/or obligations hereunder.

18. Confidentiality The parties agree that, subject to the reporting requirements of each as a division of a public company, each of the terms and conditions contained in this letter is confidential and shall not be disclosed to any third party without the prior written consent of the non-disclosing party unless pursuant to a valid court order or to enforce its rights and perform obligations under the Agreement.

19. Compliance: Licensor acknowledges that the program to be produced hereunder is intended for a children's audience and, as such, the production and content contained in the program is subject to various Federal rules and regulations as well as the approval of Broadcast Standards and Practices at the broadcast network Licensor agrees that each episode of each Series will be produced in compliance will all applicable rules and regulations, will submit all elements of production (including premises, scripts, storyboards, and audio) to 4Kids for prior approval, and that each of the obligations of 4Kids hereunder is subject to Licensor's compliance with such applicable rules and regulations.


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      The parties agree to execute a long form agreement containing the terms set forth herein as well as the terms customary to agreements of this kind (including, representations, warranties and indemnities by Licensor). Until such time as such long form agreement is executed, this Deal Memo shall serve as the binding agreement of the parties.

PEAK ENTERTAINMENT LTD.                4KIDS ENTERTAINMENT, INC.



/s/ P. Ogden                           /s/ Samuel R. Newborn
--------------------------             -------------------------

Date: March 7, 2005                    Date: March 7, 2005

P. Ogden Samuel R. Newborn Managing Director Exec VP


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BLANK


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                  Exhibit 1 - The Wumblers Production Schedule

                                [CHART OMITTED]


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